Aflac Incorporated Form 8-K

EXHIBIT 99.1

AFLAC NAMES JUNE P. HOWARD TO

ADDITIONAL ROLE AS CHIEF ACCOUNTING OFFICER, AFLAC INCORPORATED

COLUMBUS, Georgia – November 12, 2010 – Aflac Incorporated announced today that June P. Howard, senior vice president of Financial Services and International Financial Reporting Standards (IFRS), has assumed the additional role of chief accounting officer, Aflac Incorporated. Howard assumes the role previously held by senior vice president Ralph A. Rogers Jr., who is transitioning into retirement.

Howard joined Aflac in 2009 as vice president of IFRS implementation and was promoted to senior vice president in March 2010, where she is responsible for financial reporting, investment accounting and accounting policy. Prior to joining Aflac, she was head of IFRS and U.S. Generally Accepted Accounting Principles (GAAP) for ING’s U.S. operations and served as the director of corporate and investment accounting policy at The Hartford. She was senior manager at Ernst & Young, where she began her career and subsequently served in different capacities for more than nine years. She graduated magna cum laude from the University of Alabama in Huntsville with a bachelor’s degree in accounting. Howard is a certified public accountant and a member of the CFA Institute, the American Institute of Certified Public Accountants, the Alabama Society of Certified Public Accountants, and the Atlanta Society of Financial Analysts.

Commenting on the announcement, Aflac Incorporated President and Chief Financial Officer Kriss Cloninger III said: “June has brought a wealth of accounting experience and an extensive financial knowledge base to Aflac, and she will be presented with even more opportunities to apply these strengths as she assumes the additional role of chief accounting officer. In addition to her financial acumen, June is a well-respected and strong leader, and I look forward to the many contributions she will make to Aflac.”

ABOUT AFLAC

When a policyholder gets sick or hurt, Aflac pays cash benefits fast. For 55 years, Aflac insurance policies have given policyholders the opportunity to focus on recovery, not financial stress. In the United States, Aflac is the number one provider of guaranteed-renewable insurance. In Japan, Aflac is the number one insurance company in terms of individual insurance policies in force. Aflac insurance products provide protection to more than 50 million people worldwide. For four consecutive years, Aflac has been recognized by Ethisphere magazine as one of the World’s Most Ethical Companies, and Forbes magazine named Aflac as America’s Best-Managed Company in the Insurance category. In 2010, Fortune magazine recognized Aflac as one of the 100 Best Companies to Work For in America for the twelfth consecutive year and also included Aflac on its list of Most Admired Companies for the ninth time. Aflac Incorporated is a Fortune 500 company listed on the New York Stock Exchange under the symbol AFL. To find out more about Aflac, visit aflac.com.

Analyst and investor contact – Robin Y. Wilkey, 800.235.2667 – option 3, FAX: 706.324.6330, or rwilkey@aflac.com

Media contact – Laura Kane, 706.596.3493, FAX: 706.320.2288, or lkane@aflac.com